Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-217194) of Ceragon Networks Ltd. and in the related Prospectus and in the Registration Statement (Form S-8 No. 333-54356, 333-117849, 333-136633, 333-158983, 333-164064, 333-173480, 333-187953, 333-204090 and 333-231529) of our reports dated March 31, 2020, with respect to the consolidated financial statements of Ceragon Networks Ltd. and the effectiveness of internal control over financial reporting of Ceragon Networks Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv	KOST FORER GABBAY & KASIERER
March 31, 2020	A Member of EY Global